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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in the registration statements 333-43718 and 333-70376 on Form S-8 of CorVu Corporation of our report dated September 20, 2001, relating to the consolidated balance sheet of CorVu Corporation and subsidiaries as of June 30, 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for the year then ended, which report appears in the June 30, 2001 annual report on Form 10-KSB of CorVu Corporation.

Our report dated September 20, 2001 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a working capital deficiency and has a stockholders' deficit which raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                              /s/ VIRCHOW, KRAUSE & COMPANY, LLP


Minneapolis, Minnesota
October 15, 2001